FOR IMMEDIATE RELEASE	Contact:	Rachel G. Bitner
	Phone:	717-733-4181

ENB Financial Corp Reports Third Quarter 2022 Results

(October 14, 2022) -- Ephrata, PA – ENB Financial Corp (OTCQX: ENBP), the bank holding company for Ephrata National Bank, reports net income for the third quarter of 2022 of $4,009,000, a $130,000, or 3.1% decrease, from the $4,139,000 earned during the third quarter of 2021. Net income for the nine months ended September 30, 2022, was $9,758,000, a $2,436,000, or 20.0% decrease, from the $12,194,000 earned for the nine months ended September 30, 2021. Basic and diluted earnings per share for the third quarter of 2022 and 2021 were $0.71 and $0.74, respectively and year-to-date earnings per share were $1.74 in 2022 compared to $2.19 in 2021.

The Corporation’s earnings were impacted by several factors through the third quarter including significantly higher net interest income and a higher provision for loan losses. In addition, earnings were lower due to a decrease in operating income and higher operating expenses as detailed in the paragraphs that follow.

The Corporation’s net interest income (NII) increased by $2,961,000, or 27.9%, and $6,247,000, or 20.8%, for the three and nine months ended September 30, 2022, compared to the same periods in 2021. The increase in NII resulted from an increase in interest on loans of $2,036,000, or 22.7%, and $3,816,000, or 14.9%, for the three and nine months ended September 30, 2022, compared to the same periods in 2021, and an increase in interest income on securities of $1,412,000, or 61.0%, and $2,684,000, or 40.7%, for the three and nine months ended September 30, 2022, compared to the same periods in 2021. Offsetting these positive increases, interest expense on deposits and borrowings increased by $594,000, or 75.3%, and $405,000, or 16.6%, for the same time periods.

The Corporation recorded a provision for loan losses of $550,000 in the third quarter of 2022, compared to a credit provision of $250,000 recorded for the third quarter of 2021, resulting in higher expense of $800,000 when comparing the third quarter of 2022 to the third quarter of 2021. For the year-to-date period, provision expense was $1,300,000 in 2022, an increase of $1,175,000, compared to provision expense of $125,000 recorded for the nine months ended September 30, 2021. The increase in provision expense can be primarily attributed to increased loan growth in 2022. The allowance as a percentage of total loans was 1.27% as of September 30, 2022, and 1.41% as of September 30, 2021.

Other income, excluding gains on the sale of mortgages and securities, increased by $434,000, or 17.0%, for the third quarter of 2022, compared to the same quarter in the prior year, and increased by $430,000, or 5.3%, for the nine months ended September 30, 2022, compared to the prior year. Gains on the sale of mortgages decreased by $1,020,000, or 84.6%, for the three months ended September 30, 2022, and $3,132,000, or 71.5%, for the nine months ended September 30, 2022, compared to the prior year’s periods. Mortgage production has been stable in 2022 compared to 2021, but the rapid market rate increases have affected the margin the Corporation is able to obtain on the sale of mortgages and more adjustable rate mortgages are being generated and retained on the Corporation’s balance sheet in 2022. Gains on securities decreased by $373,000, for the three months ended September 30, 2022, and $957,000, for the nine months ended September 30, 2022, compared to the prior year’s periods due to higher interest rates which resulted in fewer security sales.

ENB FINANCIAL CORP

Total operating expenses increased by $1,395,000, or 13.8%, and $4,597,000, or 15.9%, for the three and nine months ended September 30, 2022, compared to the same periods in 2021. Salary and benefit expenses, which make up the largest portion of operating expenses, increased $465,000, or 7.6%, and $2,026,000, or 11.4%, for the three and nine months ended September 30, 2022, compared to the same periods in 2021. The increase in salary costs was primarily due to additions to staff as well as salary realignment costs. Additionally, a bank-wide incentive plan was implemented during 2022, resulting in an accrual for the year-to-date period based on progress toward annual performance metrics. Other operating expenses were higher for both periods, driven by increases in software and technology costs, an increase in premises and equipment expense, and various other smaller increases.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the third quarter of 2022 were 0.89% and 15.63%, respectively, compared to 1.03% and 11.91% for the third quarter of 2021. For the nine months ended September 30, 2022, the Corporation’s annualized ROA was 0.75%, compared to 1.06% in 2021, while the ROE was 11.49%, compared to 12.25% in 2021.

As of September 30, 2022, the Corporation had total assets of $1.82 billion, up 14.2%; total loans of $1.11 billion, up 26.6%; total deposits of $1.63 billion, up 17.3%; and total stockholders’ equity of $86.2 million, down 36.8%, from the balances as of September 30, 2021. The Corporation’s earnings, net of dividends paid, positively impacted the level of stockholders’ equity, while a significant devaluation of the investment portfolio, resulting in a higher level of unrealized losses, had a negative impact. The changes in investment unrealized gains and losses impact capital on an ongoing basis and were adversely impacted by the dramatic increase in market interest rates during the first three quarters of 2022.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from thirteen full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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ENB FINANCIAL CORP

SUMMARY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)
(in thousands, except per share and percentage data)

	September 30,		%
Balance Sheet	2022	2021	Change

Securities	$568,597	$570,431	(0.3)%
Total loans	1,114,504	880,261	26.6%
Allowance for loan losses	14,150	12,454	13.6%
Total assets	1,824,304	1,598,052	14.2%
Deposits	1,631,849	1,391,502	17.3%
Total borrowings	98,562	66,366	48.5%
Stockholders' equity	86,155	136,217	(36.8)%

	Three Months Ended		Nine Months Ended
Income Statement	September 30,		September 30,
	2022	2021	2022	2021

Net interest income	$13,589	$10,628	$36,284	$30,037
Provision (credit) for loan losses	550	(250)	1,300	125
Gains on sale of mortgages	186	1,206	1,249	4,381
Noninterest income, excluding mortgage gains	2,994	2,933	8,626	9,153
Noninterest expense	11,513	10,118	33,598	29,001
Income before taxes	4,706	4,899	11,261	14,445
Provision for income taxes	697	760	1,503	2,251
Net Income	4,009	4,139	9,758	12,194

Per Share Data
Earnings per share	0.71	0.74	1.74	2.19
Dividends per share	0.17	0.17	0.51	0.50

Earnings Ratios
Returning on average assets (ROA)	0.89%	1.03%	0.75%	1.06%
Return on average stockholders equity (ROE)	15.63%	11.91%	11.49%	12.25%
Net Interest margin	3.19%	2.89%	2.96%	2.82%
Efficency ratio	67.4%	69.0%	71.4%	66.7%

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